Exhibit 10.4

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

EXECUTIVE BONUS PLAN

Approved by the Compensation Committee January 9th, 2009

1.	Purpose

This Executive Bonus Plan (the “Bonus Plan”) is intended to provide an incentive for achieving superior business results and to motivate eligible executives of Boston Private Financial Holdings, Inc. (the “Company”) to achieve and/or exceed performance goals that promote the sustained profitable growth of the Company, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executives. The Bonus Plan is for the benefit of Covered Executives (as defined below).

2.	Covered Executives

From time to time, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) may select certain key executives (the “Covered Executives”) to be eligible to receive bonuses hereunder.

3.	Administration

The Compensation Committee shall have the sole discretion and authority to administer and interpret the Bonus Plan.

4.	Bonus Determinations

(a) A Covered Executive may receive a bonus payment under the Bonus Plan based upon the attainment of performance targets and/or goals which are established by the Compensation Committee and relate to financial and operational metrics with respect to the Company or any of its subsidiaries (the “Performance Goals”), including the following: revenues, operating income, operating loss containment, return on equity, return on invested capital, return on invested capital minus weighted average cost of capital, capital ratios, pre-tax margins, operating leverage, efficiency ratio, assets under management, earnings per share, balance sheet assets, total shareholder return, credit quality, risk management or other measurable performance metrics.

(b) Except as otherwise set forth in this Section 4(b): (i) any bonuses paid to Covered Executives under the Bonus Plan shall be based upon objectively determinable bonus formulas that tie such bonuses to one or more performance targets relating to the Performance Goals, (ii) bonus formulas for Covered Executives shall be adopted in each performance period by the Compensation Committee and communicated to each Covered Executive at the beginning of each bonus period and (iii) no bonuses shall be paid to Covered Executives unless and until the Compensation Committee makes a determination with respect to the attainment of the performance objectives. Notwithstanding the foregoing, the Compensation Committee may adjust bonuses payable under the Bonus Plan based on achievement of individual performance goals or on progress against the Company’s longer-term goals, or pay bonuses (including, without limitation, discretionary bonuses) to Covered Executives under the Bonus Plan based upon such other terms and conditions as the Compensation Committee may in its discretion determine.

(c) Each Covered Executive shall have a targeted bonus opportunity for each performance period in an amount determined by the Compensation Committee.

(d) The payment of a bonus to a Covered Executive with respect to a performance period shall be conditioned upon the Covered Executive’s employment by the Company on the day the bonus payments are made; provided, however, that the Compensation Committee may make exceptions to this requirement, in its sole discretion, including, without limitation, in the case of a Covered Executive’s termination of employment, retirement, death or disability.

(e) Notwithstanding anything herein to the contrary, each Covered Executive shall repay to the Company the amount of any bonus payment under the Bonus Plan to the extent that such bonus payment was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

5.	Timing of Payment

The Performance Goals will be measured at the end of each fiscal year after the Company’s financial reports have been published. If the Performance Goals are met, bonus payments will be made within two and one-half months after the end of the fiscal year, but in no event later than the December 31 immediately following the end of the fiscal year. Bonus payments can be made in cash or any other form determined by the Compensation Committee.

6.	Amendment and Termination

The Company reserves the right to amend or terminate the Bonus Plan at any time in its sole discretion.

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